Execution Version

AMERON (PTE) LTD.

NOTE PURCHASE AGREEMENT

November 25, 2005

SGD51,000,000 4.245% Senior Secured Notes due November 25, 2012

i

	7.2.	Inspection	12

8.	PREPAYMENT OF THE NOTES		13

	8.1.	Required Prepayments	13
	8.2.	Optional Prepayments with Make-Whole Amount	13
	8.3.	Allocation of Partial Prepayments	13
	8.4.	Maturity; Surrender, etc.	13
	8.5.	Make-Whole Amount	13
	8.6.	Prepayments under the Collateral Agency and Intercreditor Agreement.	15

9.	AFFIRMATIVE COVENANTS		15

	9.1.	Compliance with Law	15
	9.2.	Maintenance of Properties	15
	9.3.	Payment of Taxes and Claims	15
	9.4.	Corporate Existence, etc.	16
	9.5.	Information Required by Rule 144A	16

10.	NEGATIVE COVENANTS		16

	10.1	Use of Proceeds; Hostile Tender Offer	16
	10.2	Terrorism Sanctions Regulations	16

11.	EVENTS OF DEFAULT		17

12.	REMEDIES ON DEFAULT, ETC.		20

	12.1.	Acceleration	20
	12.2.	Other Remedies	20
	12.3.	Rescission	21
	12.4.	No Waivers or Election of Remedies, Expenses, etc.	21

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		21

	13.1.	Registration of Notes	21
	13.2.	Transfer and Exchange of Notes; Transferee to Become Party to Collateral Agency and Intercreditor Agreement	22
	13.3.	Replacement of Notes	22

14.	TAX INDEMNIFICATION		22

15.	PAYMENTS ON NOTES		26

	15.1.	Place of Payment	26
	15.2.	Home Office Payment	26

16.	EXPENSES, ETC		26

	16.1.	Transaction Expenses	26
	16.2.	Certain Taxes	27
	16.3.	Survival	27

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		27

18.	AMENDMENT AND WAIVER		27

	18.1.	Requirements	27
	18.2.	Solicitation of Holders of Notes	28
	18.3.	Binding Effect, etc.	28
	18.4.	Notes held by Company, etc.	28

19.	NOTICES		28

20.	REPRODUCTION OF DOCUMENTS		29

21.	CONFIDENTIAL INFORMATION		29

22.	SUBSTITUTION OF PURCHASER		30

23.	MISCELLANEOUS		31

	23.1.	Successors and Assigns	31
	23.2.	Payments Due on Non-Business Days	31
	23.3.	Severability	31
	23.4.	Construction	31
	23.5.	Counterparts	31
	23.6.	Governing Law	32
	23.7.	Collateral Release Date	32
	23.8.	Jurisdiction and Process; Waiver of Jury Trial	32
	23.9.	Obligation to Make Payment in Singapore Dollars	33
	23.10.	Language	33

Schedules and Exhibits

Schedule A	--	Information Relating to Purchasers

Schedule B	--	Defined Terms

Schedule 5.8	--	Use of Proceeds

Exhibit 1	--	Form of 4.245% Senior Secured Note due November 25, 2012

Exhibit 2(a)	--	Form of Opinion of General Counsel for the Note Parties
Exhibit 2(b)	--	Form of Opinion of Special United States Counsel for the Note Parties
Exhibit 2(c)	--	Form of Opinion of Special Singapore Counsel for the Company
Exhibit 2(d)	--	Form of Opinion of Special Hawaiian Counsel for Island Ready - Mix Concrete, Inc.

Exhibit 3	--	Form of Collateral Agency and Intercreditor Agreement

Exhibit 4	--	Form of Mortgage

Exhibit 5	--	Form of Security Agreement

Exhibit 6	--	Form of Multiparty Guaranty

AMERON (PTE) LTD.
c/o Ameron International Corporation
245 South Los Robles Avenue
Pasadena, California  91101-3638

SGD51,000,000 4.245% Senior Secured Notes due November 25, 2012

 November 25, 2005

To each of the Purchasers listed
on the attached signature pages:

Ladies and Gentlemen:

AMERON (PTE) LTD., a private company incorporated under the laws of Singapore (the “Company”), agrees with you as follows:

1.           AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of SGD51,000,000 aggregate principal amount of its 4.245% Senior Secured Notes due November 25, 2012 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company.  The Notes shall be secured by the Collateral pursuant to the Collateral Documents and guaranteed by the Parent Guarantor and the Subsidiary Guarantors pursuant to the Multiparty Guaranty.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.           SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof.  Each of your obligations hereunder are several and not joint obligations and you shall have no obligation and no liability to any Person for the performance or non-performance by any Other Purchaser hereunder.

3.           CLOSING.

The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Bingham McCutchen LLP at Three Embarcadero Center, San Francisco, California, at 9:00 a.m., San Francisco time, at a closing (the “Closing”) on November 25, 2005 or on such other Business Day thereafter on or prior to November 30, 2005 as may be agreed upon by the Company and you and the Other Purchasers.  On the Document Delivery Date, the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least SGD100,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order on the date of the Closing of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds as directed by the Company in a funding instruction letter delivered to you at least two Business Days prior to the Document Delivery Date.  If the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction on or before the Document Delivery Date or the date of Closing, as applicable (as specified in Section 4 below), you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.           CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, on or before the Document Delivery Date or the date of Closing (as specified below), of the following conditions:

4.1.           Representations and Warranties.

The representations and warranties of the Note Parties in the Note Documents shall be correct when made and at the time of the Closing.

4.2.           Performance; No Default.

Each Note Party shall have performed and complied with all agreements and conditions contained in the Note Documents required to be performed or complied with by it prior to the date of Closing (or, if specified in Section 3 or 4 hereof, the Document Delivery Date) and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.8) no Default or Event of Default shall have occurred and be continuing.  None of the Note Parties shall not have entered into any transaction since August 28, 2005 that would have been prohibited by Section 10 hereof had such Section applied since such date and neither the Parent Guarantor nor any Subsidiary of the Parent Guarantor shall have entered into any transaction since August 28, 2005 that would have been prohibited by Section 13 of the Multiparty Guaranty had such Section applied since such date.

4.3.           Compliance Certificate.

The Company shall have delivered to you on or before the Document Delivery Date an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

4.4.           Opinions of Counsel.

You shall have received on or before the Document Delivery Date opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Javier Solis, Esq. and Gibson, Dunn & Crutcher LLP, General Counsel and Special United States Counsel, respectively, for the Company and the other Note Parties, covering the matters set forth in Exhibit 2(a) and Exhibit 2(b), respectively, and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you); (b)  from Drew & Napier LLC, Special Singapore Counsel for the Company, covering the matters set forth in Exhibit 2(c) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you); (c) from Case Bigelow & Lombardi, Special Hawaiian Counsel for Island Ready-Mix Concrete, Inc., covering the  matters set forth in Exhibit 2(d) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you); and (d) from Bingham McCutchen LLP, your special United States counsel in connection with such transactions, covering such matters incident to such transactions as you may reasonably request.

4.5.           Purchase Permitted By Applicable Law, etc.

On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6.           Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.7.           Payment of Special Counsel Fees.

Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Document Delivery Date the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Document Delivery Date.

4.8.           Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

4.9.           Changes in Corporate Structure.

The Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 9(e) of the Multiparty Guaranty.

4.10.                      Security Interests in Personal and Mixed Property; Mortgages.

You shall have received evidence satisfactory to you on or before the Document Delivery Date that the Note Parties (other than the Company) shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments (including all amendments, supplements or other modifications to the Collateral Documents to ensure that the obligations evidenced by the Notes are secured by the Liens created under the Collateral Documents in favor of the Collateral Agent), and made or caused to be made all such filings and recordings that may be necessary or, in your opinion or the opinion of the Collateral Agent, desirable in order to create in favor of the Collateral Agent, for the benefit of the Intercreditor Lenders (including, without limitation, each of the holders of the Notes), a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral and each of the Mortgaged Properties.  Such actions shall include the following:

(a)           Amendment to Security Agreement.  The Collateral Agent shall have received from the Note Parties on or before the Document Delivery Date a fully executed copy of that certain Amendment to Security Agreement, dated as of November 25, 2005, among the Collateral Agent, the Parent Guarantor and the Subsidiary Guarantors, in form and substance satisfactory to you, pursuant to which the terms of that certain Security Agreement dated as of January 24, 2003 among the Collateral Agent, the Parent Guarantor and the Subsidiary Guarantors are being amended to grant a valid and enforceable First Priority security interest in the entire personal and mixed property Collateral in favor of the Collateral Agent, for the benefit of the Intercreditor Lenders (including, without limitation, each of the holders of the Notes), to secure all Intercreditor Indebtedness (including, without limitation, all Debt evidenced by the Notes);

(b)           Mortgages.  The Collateral Agent shall have received from the Note Parties on or before the Document Delivery Date fully executed and notarized modifications or amendments to each of the Mortgages for each of the Mortgaged Properties in proper form for recording in all appropriate places in all applicable jurisdictions, creating a valid and enforceable First Priority Mortgage Lien on each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Intercreditor Lenders, to secure all Intercreditor Indebtedness; and

(c)           Title Insurance Endorsements.  The Collateral Agent shall have received from the Note Parties on or before the Document Delivery Date (i) an endorsement to the Mortgage Policy previously issued by the Title Company with respect to each Mortgaged Property covering such matters as may be reasonably requested by the holders of the Notes and (ii) evidence of payment of all premiums in respect of such endorsements.

Notwithstanding the foregoing, the parties hereto acknowledge and agree that the existing foreign stock pledge agreements executed by certain of the Notes Parties in favor of the Collateral Agent pursuant to the terms of the Credit Agreement, the 1996 Note Agreement and the 2003 Note Agreement shall not be modified or amended as provided above.

4.11.                      Evidence of Insurance.

You and the Collateral Agent shall have received on or before the Document Delivery Date a certificate from the Parent Guarantor’s insurance broker or other evidence satisfactory to you that all insurance required to be maintained pursuant to the Collateral Documents is in full force and effect and that the Collateral Agent has been named as additional insured and/or loss payee thereunder to the extent required under the Collateral Documents.

4.12.                      Note Party Documents

On or before the Document Delivery Date, the Note Parties shall have delivered to you with respect to the Company or such other Note Party, as the case may be, each, unless otherwise noted, dated the date of the Closing:

(a)     Certified copies of the Organizational Documents of such Person, together with a good standing certificate from the Secretary of State or other applicable Governmental Authority of its jurisdiction of organization, and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each such state or jurisdiction, each to be dated a recent date prior to the date of the Closing;

(b)     Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Note Documents to which it is a party, certified as of the date of the Closing by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(c)     Signature and incumbency certificates of the officers of the Note Party executing the documents referred to in item (b) above, and any other documents, instruments and certificates required to be executed by such Note Party in connection herewith or therewith;

(d)     Copies of the Note Documents, duly executed by each party thereto; and

(e)     Such other documents or certificates as you may reasonably request.

4.13.                      Collateral Agency and Intercreditor Agreement.

On or before the date of the Document Delivery Date, the Collateral Agency and Intercreditor Agreement shall have been duly executed and delivered by the parties thereto.

4.14.                      Structuring Fee.

In connection with this transaction, the Company shall have paid to the Purchasers on or before the Document Delivery Date a structuring fee in the aggregate amount of US$30,000.

4.15.                      Acceptance of Appointment to Receive Service of Process.

The Company shall have delivered to you on or before the Document Delivery Date evidence of the acceptance by National Registered Agents, Inc. of the appointment and designation provided for by Section 23.8 for the period from the date of the Closing to November 25, 2013 (and the payment in full of all fees in respect thereof).

4.16.                      Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received on or before the Document Delivery Date all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

5.1.           Organization; Power and Authority.

The Company is a private company duly organized, validly existing and in good standing under the laws of Singapore, and, to the extent applicable, is duly qualified as a foreign company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and the other Note Documents to which it is a party and to perform the provisions hereof and thereof.

5.2.           Authorization, etc.

This Agreement, the Notes and the other Note Documents to which the Company is a party have been duly authorized by all necessary action on the part of the Company, and this Agreement and the other Note Documents to which the Company is a party constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.           Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of the Note Documents to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, Organizational Document, or any other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

5.4.           Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of any Note Document to which it is a party, including, without limitation, any thereof required in connection with the obtaining of Singapore Dollars to make payments under this Agreement, the Notes or any other Note Document and the payment of such Singapore Dollars to Persons resident in the United States of America.  It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Singapore of this Agreement, the Notes or any other Note Document or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax (other than stamp duties imposed by any Governmental Authority in Singapore in connection with any proceedings conducted in the courts of Singapore).

5.5.           Litigation; Observance of Agreements, Statutes and Orders.

(a)           There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           The Company is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority and is not in violation of any applicable law, ordinance, rule or regulation (including, without limitation, any Environmental Laws or, to the extent applicable to the Company, the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.6.           Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with Singapore Financial Reporting Standards.  The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate in accordance with Singapore Financial Reporting Standards.

5.7.           Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you and the Other Purchasers, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.8.           Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.8.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  The Company and its Subsidiaries do not own any margin stock and the Company does not have any present intention of acquiring margin stock.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.9.           Foreign Assets Control Regulations, etc.

(a)     Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)     Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.  The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act, to the extent applicable to the Company.

(c)     No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

5.10.                      Status under Certain Statutes.

The Company is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.11.                      Currency Control Laws.

There are no currency or exchange controls under the laws of Singapore which would affect the ability of the Company to pay to any holder of the Notes any amounts owing under this Agreement, the Notes or any other Note Document.

6.           REPRESENTATIONS OF THE PURCHASER.

6.1.           Purchase for Investment.

Each of you represents that you are an institutional “accredited investor” within the meaning of subparagraphs (1), (2), (3) or (7) of Rule 501(a) promulgated under the Securities Act.  Each of you represents that you are purchasing the Notes to be purchased by you for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control.  You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.           Source of Funds.

Each of you represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(i)     the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with your state of domicile; or

(ii)     the Source is a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)     the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by you to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)     the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v)     the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi)     the Source is a governmental plan; or

(vii)     the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

               (viii)     the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.           INFORMATION AS TO COMPANY.

7.1.           Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)     Annual Financial Statements — as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of income, cash flows and stockholders’ equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail, prepared in accordance with Singapore Financial Reporting Standards, satisfactory in form to the Required Holders, and accompanied

(i)           by an opinion thereon of independent certified public accountants of recognized international standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with Singapore Financial Reporting Standards, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(ii)           a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

(b)     Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer of the Company becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f) or 11(g), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(c)     Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary of the Company from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(d)     Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of any of the Note Parties to perform their respective obligations hereunder, under the other Note Documents and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2.           Inspection.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)     No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)     Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company, to examine all its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company), all at such times and as often as may be requested.

8.           PREPAYMENT OF THE NOTES.

8.1.           Required Prepayments.

On November 25, 2008 and on each November 25 thereafter to and including November 25, 2011 the Company will prepay SGD10,200,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided, that upon any partial prepayment of the Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of any such partial prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

8.2.           Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than SGD2,000,000 of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date and the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3).

8.3.           Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4.           Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5.           Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for actively traded benchmark Singapore Government bonds having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, on the display designated as Page 0#SGBMK on the Reuters Screen (or if Reuters shall cease to report such yields or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or if such yields are not reported as of such time or the yields reported shall not be ascertainable, (ii) the average of the yields for such securities as determined by Recognized Singapore Government Bond Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded benchmark Singapore Government bonds with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded benchmark Singapore Government bonds with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Remaining Average Life”  means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.6.           Prepayments under the Collateral Agency and Intercreditor Agreement.

Any prepayments of the Notes in accordance with the Collateral Agency and Intercreditor Agreement under circumstances in which the Notes have not been declared due and payable under Section 11 hereof shall be treated as optional prepayments under Section 8.2 for purposes of calculating any Make-Whole Amount due in connection with such prepayment.

9.           AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1.           Compliance with Law.

The Company will comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, all Environmental Laws and, to the extent applicable to the Company, ERISA, and the USA Patriot Act, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.           Maintenance of Properties.

The Company will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.3.           Payment of Taxes and Claims.

The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with Singapore Financial Reporting Standards on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.4.           Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence.

9.5.           Information Required by Rule 144A.

The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.  For the purpose of this Section 9.7, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act, but shall not include any Person who is engaged in businesses of the type then being engaged in by the Company.

10.           NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1.                      Use of Proceeds; Hostile Tender Offer.

The Company covenants that the proceeds of the Notes will be immediately distributed in their entirety to the Parent Guarantor as a dividend on the Capital Stock of the Company held by the Parent Guarantor, and the Company covenants that in no event shall any of the proceeds of the Notes be used to fund a Hostile Tender Offer, or to fund distributions, loans, or advances to any other Person (other than the Parent Guarantor).

10.2           Terrorism Sanctions Regulations.

The Company will not, and will not permit any Subsidiary to, (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

11.           EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)     the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)     the Company defaults in the payment of (i) any interest on any Note or any amount payable pursuant to Section 14 for more than five Business Days after the same becomes due and payable, or (ii) the Collateral Agent fee set forth in Section 4.03 of the Collateral Agency and Intercreditor Agreement, to the Collateral Agent; or

(c)     the Company defaults in the performance of or compliance with any term contained in Section 9.4 or Section 10 hereof or any other Note Party defaults in the performance or compliance with any term contained in Section 13 of the Multiparty Guaranty; or

(d)     the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer of the Company or the Parent Guarantor obtaining actual knowledge of such default and (ii) the Company or any other Note Party receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)     any Note Party defaults in the performance of or compliance with any term contained in any Note Document other than this Agreement (other than those referred to in paragraphs (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer of the Company or the Parent Guarantor obtaining actual knowledge of such default and (ii) the Company or the Parent Guarantor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (e) of Section 11); or

(f)     (i) any representation or warranty made in writing by or on behalf of the Company or any Note Party or by any officer of the Company or any Note Party in this Agreement, any other Note Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made, (ii) the Multiparty Guaranty for any reason, other than in satisfaction in full of all Intercreditor Indebtedness evidenced by this Agreement, the Notes, the 1996 Note Purchase Agreement, the 2003 Note Purchase Agreement and the Existing Notes, shall cease to be in full force and effect with respect to the Parent Guarantor or any Subsidiary Guarantor (other than in accordance with its terms) or shall be declared null and void with respect to the Parent Guarantor or any Subsidiary Guarantor, (iii) any Collateral Document shall for any reason cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of all Intercreditor Indebtedness, or any other termination of such Collateral Document in accordance with the terms hereof or thereof ) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby (subject to the express limitations set forth in the Security Agreement), or (iv) any Note Party shall contest the validity or enforceability of any Note Document in writing or deny in writing that it has any further liability under any Note Document to which it is a party; or

(g)     (i) the Company, the Parent Guarantor or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt beyond any period of grace provided with respect thereto, or (ii) the Company, the Parent Guarantor or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time, the sale of assets on which the holder of applicable Debt has a Lien, the sale of Capital Stock, or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company, the Parent Guarantor or any Restricted Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company, the Parent Guarantor or any Restricted Subsidiary so to purchase or repay such Debt; provided that, except in the case of Debt under the Credit Agreement, the aggregate outstanding principal amount of all Debt referred to in clauses (i) through (iii), inclusive, is at least US$5,000,000 (or its equivalent in other currencies); or

(h)     the Company, the Parent Guarantor or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i)     a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, the Parent Guarantor or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, the Parent Guarantor or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company, the Parent Guarantor or any of its Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or

(j)     any event occurs with respect to the Company which under the laws of any jurisdiction is analogous to any of the events described in Section 11(h) or (i), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(h) or (i); or

(k)     (i) a final judgment or judgments for the payment of money aggregating in excess of US$5,000,000 (or its equivalent in other currencies) (to the extent not covered by an independent third-party insurance carrier with a rating of “A-” or better by S&P or an equivalent rating from another nationally recognized credit rating agency and as to which such insurer has acknowledged coverage with respect to such judgment or judgments) are rendered against one or more of the Company, the Parent Guarantor and the Restricted Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay, or (ii) a final judgment or judgments for the payment of money aggregating in excess of US$5,000,000 (or its equivalent in other currencies) (whether or not covered by insurance) are rendered against one or more of the Company, the Parent Guarantor and the Restricted Subsidiaries and enforcement proceedings are commenced by any creditor upon such judgment or judgments; or

(l)     if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Parent Guarantor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA shall exceed US$5,000,000 (or its equivalent in other currencies), (iv) the Parent Guarantor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Parent Guarantor or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Company, the Parent Guarantor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(m)     a Change of Control shall occur.

As used in Section 11(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.           REMEDIES ON DEFAULT, ETC.

12.1.                      Acceleration.

(a)     If an Event of Default with respect to the Company described in paragraph (h), (i) or (j) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)     If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.                      Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in any Note or in any other Note Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise, subject to Section 2.06 of the Collateral Agency and Intercreditor Agreement.  Any breach by any holder of any Note of Section 2.06 of the Collateral Agency and Intercreditor Agreement shall not in any way limit such holder’s rights hereunder or result in a claim by the Company against such holder.

12.3.                      Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered and no foreclosure remedy with respect to the Collateral has been consummated for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.                      No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, by any Note or any other Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.           REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.                      Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.                      Transfer and Exchange of Notes; Transferee to Become Party to CollateralAgency and Intercreditor Agreement.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than SGD100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than SGD100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.  Each transferee of Note shall, as a condition to transfer, simultaneously become a party to the Collateral Agency and Intercreditor Agreement.

13.3.                      Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)     in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least US$100,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)     in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.           TAX INDEMNIFICATION.

All payments whatsoever under this Agreement and the Notes will be made by the Company in Singapore Dollars free and clear of, and without liability or withholding or deduction for or on account of, any Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company under this Agreement or the Notes, the Company will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(a)     any Tax imposed, levied, assessed, deducted or withheld by Singapore (or any political subdivision or taxing authority of or in such jurisdiction); provided that if, as a result of any change to existing laws, ordinances, treaties or governmental rules or regulations in force as of November 1, 2005, any additional Taxes (such Taxes herein referred to as, "Additional Singapore Taxes") are imposed, levied, assessed, deducted or withheld by Singapore (or any political subdivision or taxing authority of or in such jurisdiction), then the Company will pay to each holder of the Notes such additional amounts as may be necessary in order that the net amount of every payment made to each holder of Notes, after provision for payment of such Additional Singapore Taxes, shall be equal to the amount which such holder would have received had no Additional Singapore Taxes been imposed;

(b)     any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;

(c)     any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes, provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (c) upon the good faith completion and submission of such Forms as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

(d)     any combination of clauses (a), (b) and (c) above;

and provided further that in no event shall the Company be obligated to pay such additional amounts to any holder of a Note (i) not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing in excess of the amounts that the Company would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) to any holder of a Note registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have given timely notice of such law or interpretation to such holder.

By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction in order to avoid or reduce any Tax in respect of which the Company would be obligated to pay any additional amounts to such holder under this Section 14 and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 14 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

On or before the date of the Closing the Company will furnish you with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in Singapore pursuant to clause (c) of the second paragraph of this Section 14, if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note with copies of any Form and English translation then required.

If any payment is made by the Company to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the Company pursuant to this Section 14, then, if such holder at its sole discretion determines that it has received or been granted a refund of, or credit attributable to, such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund or credit, reimburse to the Company such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding.  Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (c) above) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by the Company of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

If the Company is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Company would be required to pay any additional amount under this Section 14, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Company will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Company) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If the Company makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.

The obligations of the Company under this Section 14 shall survive the payment or transfer of any Note and the provisions of this Section 14 shall also apply to successive transferees of the Notes.

15.           PAYMENTS ON NOTES.

15.1.                      Place of Payment.

Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Singapore at the principal office of JPMorgan Chase Bank N.A. in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2.                      Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1.  Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 15.2.

16.           EXPENSES, ETC.

16.1.                      Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Note Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Note Document, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and by any other Note Document.  The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

16.2.                      Certain Taxes.

The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or Singapore or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 16, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

16.3.                      Survival.

The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Note Document, and the termination of this Agreement and the other Note Documents.

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein and in the other Note Documents shall survive the execution and delivery of this Agreement, the Notes or the other Note Documents, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement  or any other Note Document shall be deemed representations and warranties of the Company under this Agreement or any other Note Document.  Subject to the preceding sentence, this Agreement, the Notes and the other Note Documents embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

18.           AMENDMENT AND WAIVER.

18.1.                      Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 18 or 21.

18.2.                      Solicitation of Holders of Notes.

The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

18.3.                      Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and “the Note Documents” and references thereto shall mean this Agreement and the Note Documents, respectively, as they may from time to time be amended or supplemented.

18.4.                      Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Subsidiaries and Affiliates shall be deemed not to be outstanding.

19.           NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)     if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii)     if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)     if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

20.           REPRODUCTION OF DOCUMENTS.

This Agreement, the other Note Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you on the Document Delivery Date and at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic, electronic, digital  or other similar process and you may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 20 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.           CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means information delivered to you by or on behalf of the Parent Guarantor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Parent Guarantor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Parent Guarantor or any Subsidiary or (d) constitutes financial statements delivered to you under Section 9(e) of the Multiparty Guaranty that are otherwise publicly available.  You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which you offer to purchase any security of the Company or the Parent Guarantor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement.  On reasonable request by the Company or the Parent Guarantor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company or the Parent Guarantor, as applicable, embodying the provisions of this Section 21.  You acknowledge and agree that you are aware (and that your directors, officers, employees, agents, attorneys, affiliates and advisors who are apprised of this matter have been or will be advised) that the United States securities laws may prohibit any person who has material non-public information about a company from purchasing or selling securities of that company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities.

22.           SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 22), such word shall be deemed to refer to such Affiliate in lieu of you.  In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 22), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

23.           MISCELLANEOUS.

23.1.                      Successors and Assigns.

All covenants and other agreements contained in this Agreement and the other Note Documents by or on behalf of any of the parties hereto or thereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2.                      Payments Due on Non-Business Days.

Anything in this Agreement, the Collateral Documents or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

23.3.                      Severability.

Any provision of this Agreement or the other Note Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.4.                      Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.5.                      Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.6.                      Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

23.7.                      Collateral Release Date.

Each holder of a Note hereby agrees to instruct the Collateral Agent to release any Lien on any Collateral (i) upon the payment and satisfaction in full by the Company of all the Notes and any other obligations under this Agreement, (ii) constituting property being sold or disposed of if a release is required in connection therewith and the Required Holders have confirmed in writing that such sale or disposition is permitted hereby, (iii) constituting property in which neither the Company nor the Parent Guarantor nor any Subsidiary Guarantor owned an interest at the time the security interest was granted or at any time thereafter, or (iv) constituting property leased to the Company, the Parent Guarantor or any Subsidiary Guarantor under a lease that has expired or is terminated in a transaction permitted under this Agreement.

23.8.                      Jurisdiction and Process; Waiver of Jury Trial.

(a)     The Company irrevocably submits to the exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the Note Documents.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)     The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)     The Company consents to process being served by or on behalf of any holder of a Note in any suit, action or proceeding of the nature referred to in Section 23.8(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19, to National Registered Agents, Inc., with offices at 875 Avenue of the Americas, Suite 501, New York, New York 10001, as its agent for the purpose of accepting service of any process in the United States.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)     Nothing in this Section 23.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)     The Company hereby irrevocably appoints National Registered Agents, Inc. to receive for it, and on its behalf, service of process in the United States.

(f)     The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

23.9.                      Obligation to Make Payment in Singapore Dollars.

Any payment on account of an amount that is payable hereunder or under the Notes in Singapore Dollars (including principal, interest and Make-Whole Amounts and any amounts payable pursuant to Section 16.1 hereof) which is made to or for the account of any holder of Notes in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Company under this Agreement or the Notes only to the extent of the amount of Singapore Dollars which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above.  If the amount of Singapore Dollars that could be so purchased is less than the amount of Singapore Dollars originally due to such holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement, the Notes and the other Note Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order.  As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

23.10.                      Language.

Each instrument, certificate, statement, legal opinion, undertaking, report or other document referred to herein or to be delivered hereunder by any Note Party shall, except as otherwise expressly permitted hereby, be in the English language, or, if not in the English language, accompanied by an English translation certified by a Senior Officer of the Company as correct in a manner reasonably satisfactory to the Required Holders.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

AMERON (PTE) LTD.

By:	/s/ Gary Wagner
Name:	Gary Wagner
Title:	Director

The foregoing is hereby agreed to as of the date thereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/ Matt Douglass
Name: Matt Douglass
Title: Vice President

[Signature Page to Note Purchase Agreement]

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Name in Which Notes are to be Registered	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Note Registration Number; Principal Amount	R-1; SGD51,000,000
Payment on Account of Note Method Account Information

Wire transfer of immediately available funds

Overseas-Chinese Banking Corporation
Singapore
SWIFT:                                OCBCSGSG
IBAN #:                               GB35CHAS 60924 2254 91217
Account Name:                  JPMorgan Chase Bank N.A.
              London CHASGB2L
Account #:                          501474191001

Beneficiary:                          PGF-INC-SGD
               A/C 25491217

Re:  (See “Accompanying information” below)

Accompanying Information
Name of Company:                                           AMERON (PTE) LTD.

Description of Security:                                   4.245% Senior Secured Notes due November 25, 2012

PPN:                                                                     Y0102# AA 4

Due Date and Application (as among principal, premium and interest) of the payment being made:

Address for Notices Related to Payments
The Prudential Insurance Company of America
c/o Trade Management
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102-4077
Attn:           Manager

Fax:             800-224-2278

with telephonic prepayment notices to:

Manager, Investment Structuring and Pricing

Tel:           973-802-7398
Fax:           973-802-9425

Schedule A-1

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Address for All Other Notices
The Prudential Insurance Company of America
c/o Prudential Capital Group – Corporate Finance
Four Embarcadero Center, Suite 2700
San Francisco, California  94111-4180
Attn:           Managing Director

Fax:             415-421-6233

with a copy to:

The Prudential Insurance Company of America
c/o Trade Management
Four Gateway Center
100 Mulberry Street
Newark, NJ 07102-4077

Attn:           Manager

Fax:             800-224-2278

Other Instructions	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA By: ________________________________ Name: Title: Vice President
Instructions re Delivery of Notes	Prudential Capital Group – Corporate Finance Four Embarcadero Center, Suite 2700 San Francisco, CA 94111-4180 Attn: James Evert
Tax Identification Number	22-1211670

Schedule A-2

SCHEDULE B

DEFINED TERMS

Unless otherwise specified herein or in the Note Purchase Agreement to which this Schedule B is attached, all accounting terms used herein and in the Note Purchase Agreement shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.  As used in the Note Purchase Agreement, the following terms have the respective meanings set forth below or set forth in the Section of the Note Purchase Agreement following such term:

“1996 Note Purchase Agreement” means those certain Note Purchase Agreements dated August 28, 1996 among the Parent Guarantor and the holders of the notes party thereto, as amended and restated pursuant to that certain Amendment and Restatement of Note Purchase Agreement dated as of January 24, 2003 and as the same may be further amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“2003 Note Purchase Agreement” means that certain Note Purchase Agreement dated January 24, 2003 among the Parent Guarantor and the holders of the notes party thereto, as the same may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Additional Singapore Taxes” is defined in Section 14.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person (other than a Restricted Subsidiary) that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary of the Company or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase Agreement by and among the Company and the Purchasers listed on the signatures pages hereof.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

Schedule B-1

“Bank Lenders” means the lenders from time to time under the Credit Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Singapore are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

 “Change of Control” means the occurrence of any of the following events:  (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, 30% or more of the outstanding Voting Stock of the Parent Guarantor, or (ii) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in (A) the Credit Agreement, the 1996 Note Purchase Agreement or the 2003 Note Purchase Agreement or any other credit, loan, note, guaranty or other similar agreement pursuant to which financing constituting Intercreditor Indebtedness is or may be made available to, or guaranteed by, the Company or any Restricted Subsidiary, or (B) any indenture or agreement in respect of Material Indebtedness to which the Parent Guarantor, the Company or any Restricted Subsidiary is a party.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act.  As used herein, “Material Indebtedness” shall mean Debt (other than Intercreditor Indebtedness) of any one or more of the Parent Guarantor, the Company and the Restricted Subsidiaries in an aggregate principal amount exceeding US$10,000,000 (or its equivalent in other currencies).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including capital stock) (other than Excluded Property) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Intercreditor Indebtedness.

Schedule B-2

“Collateral Agency and Intercreditor Agreement” means the Amended and Restated Collateral Agency and Intercreditor Agreement dated as of even date herewith among the Collateral Agent, you, each Other Purchaser and the senior lenders listed on the signature pages thereto, substantially in the form of Exhibit 3 to this Agreement, as the same may be amended, amended and restated, supplemented and modified from time to time.

“Collateral Agent” means Bank of America, N.A., acting in its capacity as collateral agent under the Collateral Agency and Intercreditor Agreement, together with its successors and assigns.

“Collateral Documents” means the Security Agreement, the Mortgages and all other instruments or documents delivered by any Note Party pursuant to this Agreement or any of the other Note Documents in order to grant to the Collateral Agent, on behalf of holders of the Notes, a Lien on any real, personal or mixed property of that Note Party as security for the Intercreditor Indebtedness.

“Company” means Ameron (Pte) Ltd., a private company incorporated under the laws of Singapore.

“Confidential Information” is defined in Section 21.

 “Consolidated Debt” means, without duplication, (a) any obligation of the Parent Guarantor or any Restricted Subsidiary for borrowed money (including the Intercreditor Indebtedness and other obligations evidenced by notes, bonds, debentures or similar written instruments), (b) any liabilities for deferred purchase price of property acquired by the Parent Guarantor or any Restricted Subsidiary (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (c) the Attributable Indebtedness of the Parent Guarantor or any Restricted Subsidiary with respect to Capital Leases and Synthetic Lease Obligations, (d) the principal portion of all obligations of the Parent Guarantor or any Restricted Subsidiary as an account party in respect of financial letters of credit and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder, (e) the aggregate amount of uncollected accounts receivable of the Parent Guarantor or any Restricted Subsidiary subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to the Parent Guarantor or such Restricted Subsidiary (whether or not such transaction would be reflected on the balance sheet of the Parent Guarantor or such Restricted Subsidiary in accordance with GAAP), (f) Off-Balance Sheet Debt, (g) obligations secured by a Lien on, or payable out of the proceeds of production from, property of the Parent Guarantor or any Restricted Subsidiary whether or not such obligation shall be assumed by the Parent Guarantor or such Restricted Subsidiary, (h) any Guaranty of the Parent Guarantor or any Restricted Subsidiary with respect to liabilities of a type described in clauses (a), (b), (c), (d), (e), (f) and (g) above, and (i) all renewals and extensions of any of the foregoing, all on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Schedule B-3

“Credit Agreement” means that certain Credit Agreement dated as of January 24, 2003 among the Parent Guarantor, Bank of America, N.A., as Administrative Agent, and the Bank Lenders thereunder, as amended, supplemented or otherwise modified from time to time (including any amended and restated credit agreement), together with any other credit agreement or loan agreement which replaces such credit agreement.

“Debt”, as to any Person, has the same meaning as Consolidated Debt (treating such Person as the Parent Guarantor).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank as its “base” or “prime” rate.

“Document Delivery Date” means the 24 hour period ending as of 12:00 noon New York City time on the date that is two Business Days prior to the date of the Closing.

“Domestic Subsidiary” means a Subsidiary of the Parent Guarantor which is created, organized or domesticated in the United States or under the law of the United States or any state or territory thereof.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business  (whether or not incorporated) that is treated as a single employer together with the Parent Guarantor under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Property” means (a) with respect to the Company, all property of the Company every kind and nature, and (b) with respect to any other Note Party, including any Person that becomes a Note Party after the date of the Closing as contemplated by Section 18 of the Multiparty Guaranty, (i) any owned real property that is not a Mortgaged Property, (ii) any leased real property, (iii) any leased personal property, (iv) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (A) governed by the Uniform Commercial Code or (B) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (v) any property which, subject to the terms of Section 13(i) of the Multiparty Guaranty, is subject to a Lien of the type described in 13(c)(vi) of the Multiparty Guaranty pursuant to documents which prohibit such Note Party from granting any other Liens in such property and (vi) rights in any agreement (A) the grant of a security interest in which would violate the agreement under which such right arises except to the extent provided under Sections 9-406, 9-407 and 9-408 of the Uniform Commercial Code, or (B) to the extent that the pledge or assignment of such agreement requires the consent of any third party unless such third party has consented thereto except to the extent provided under Sections 9-406, 9-407 and 9-408 of the Uniform Commercial Code.

Schedule B-4

“Existing Notes” means, collectively, (a) those certain 7.92% Senior Notes due September 1, 2006 in the aggregate original principal amount of US$50,000,000 issued by the Parent Guarantor pursuant to the 1996 Note Purchase Agreement, and (b) those certain 5.36% Senior Secured Notes due November 30, 2009 in the aggregate original principal amount of US$50,000,000 issued by the Parent Guarantor pursuant to the 2003 Note Purchase Agreement.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted under the Note Documents) and (ii) such Lien is the only Lien (other than Liens permitted under the Note Documents) to which such Collateral is subject.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Forms” is defined in Section 14.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means

(a)           the government of

(i)           Singapore, the United States of America or any state, province or other political subdivision of either of them, or

(ii)           any jurisdiction in which the Parent Guarantor, the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Parent Guarantor, the Company or any Subsidiary, or

Schedule B-5

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty”  means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such indebtedness or obligation or any property constituting security therefor;

(b)           to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)           otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Tender Offer” means, with respect to the use of proceeds of any of the Notes, any offer to purchase, or any purchase of, shares of Capital Stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity.

“including” means, unless the context clearly requires otherwise, “including, without limitation.”

“INHAM Exemption” is defined in Section 6.2(v).

Schedule B-6

“Institutional Investor” means (a) any original purchaser of a Note or any Affiliate thereof, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intercreditor Indebtedness” means Debt owing by the Company, the Parent Guarantor or any of the Restricted Subsidiaries to any Intercreditor Lender pursuant to the Credit Agreement, the 1996 Note Purchase Agreement, the 2003 Note Purchase Agreement, this Agreement (including in respect of the Notes) or any other credit, loan, note, guaranty or other similar agreement pursuant to which financing is or may be made available to, or guaranteed by, the Company or any Restricted Subsidiary, so long as such Debt constitutes “Obligations” under, and as defined in, the Collateral Agency and Intercreditor Agreement.

“Intercreditor Lenders” means, collectively, the holders of the Notes, the Bank Lenders, the holders of the Existing Notes and any other Secured Creditor (as such term is defined in the Collateral Agency and Intercreditor Agreement).

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.5.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Parent Guarantor and its Restricted Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor and its Restricted Subsidiaries taken as a whole, or (b) the ability of any of the Note Parties to perform its obligations under any of the Note Documents to which it is a party, or (c) the validity or enforceability of this Agreement, the Multiparty Guaranty or the Notes.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Note Party, substantially in the form of Exhibit 4 to this Agreement or in such other form as may be approved by the Required Holders, in each case with such changes thereto as may be required by the Required Holders based on local laws or customary local mortgage or deed of trust practices or (ii) at the Required Holders’ option, in the case of property upon which a mortgage has previously been granted to the Collateral Agent or in the case of property that is mortgaged after the date of the Closing pursuant to Section 18 of the Multiparty Guaranty, an amendment to an existing Mortgage, in form satisfactory to the Required Holders, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.

Schedule B-7

“Mortgage Policies” means Title insurance policies in ALTA form (standard lenders’ policy with survey exception) or unconditional commitments therefor issued by the Title Company with respect to the Mortgaged Property, including a 1970 policy jacket or a policy jacket of later date which includes a waiver of arbitration, in amounts not less than the respective amounts designated therein with respect to the Mortgaged Property, insuring fee simple title to the Mortgaged Property vested in the applicable Note Party and insuring that the Mortgages create a valid and enforceable First Priority mortgage Lien on the Mortgaged Property encumbered thereby to secure all Intercreditor Indebtedness, subject only to Liens permitted by the Note Documents.

“Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Multiparty Guaranty” means the Multiparty Guaranty, dated as of even date herewith, executed by the Parent Guarantor and the Subsidiary Guarantors, substantially in the form of Exhibit 6 to this Agreement, as the same may be amended, supplemented and modified from time to time.

“NAIC Annual Statement” is defined in Section 6.2(i).

“Note Documents” means this Agreement, the Notes, the Multiparty Guaranty, the Collateral Documents and the Collateral Agency and Intercreditor Agreement.

“Note Party” means each of the Company, the Parent Guarantor and the Subsidiary Guarantors, and “Note Parties” means all such Persons, collectively.

“Notes” is defined in Section 1.

“Off-Balance Sheet Debt” means all Debt of any partnership or joint venture of which the Parent Guarantor or any Subsidiary is a general partner or joint venturer, recourse with respect to which may be had against the Parent Guarantor, the Company or any Restricted Subsidiary or any of their respective assets.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or the Parent Guarantor, as the case may be, whose responsibilities extend to the subject matter of such certificate.

           “Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Purchasers” means each of the other purchasers of Notes in the principal amount specified opposite its name in Schedule A to this Agreement.

“Parent Guarantor” means Ameron International Corporation, a Delaware corporation.

Schedule B-8

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Parent Guarantor or any ERISA Affiliate or with respect to which the Parent Guarantor or any ERISA Affiliate may have any liability.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchasers” means, collectively, you and the Other Purchasers party to this Agreement.

“PTE” is defined in Section 6.2(i).

“QPAM Exemption” is defined in Section 6.2(iv).

“Recognized Singapore Government Bond Market Makers” means two internationally recognized dealers of Singapore Government bonds reasonably selected by Prudential Capital Group.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company, the Parent Guarantor or any Restricted Subsidiary or any of their Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or the Parent Guarantor, as the case may be, with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Subsidiary” means, at any time, any Subsidiary of the Parent Guarantor which is not then designated an Unrestricted Subsidiary by the Board of Directors of the Parent Guarantor.

“S&P” means Standard & Poors Ratings Group, a division of McGraw Hill, Inc. and any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” means the Security Agreement dated as of January 24, 2003 among the Collateral Agent, the Parent Guarantor and the Subsidiary Guarantors, substantially in the form of Exhibit 5 to this Agreement, as amended by that certain Amendment to Security Agreement of even date herewith and as the same may be further amended, supplemented and modified from time to time.

Schedule B-9

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company or the Parent Guarantor, as the case may be.

“Singapore Dollars” and “SGD” means lawful currency of Singapore.

“Singapore Financial Reporting Standards” means Singapore Financial Reporting Standards issued by the Council on Corporate Disclosure and Governance, as in effect from time to time in Singapore.

“Source” is defined in Section 6.2.

“Subsidiary” means, as to any Person, any corporation or other Person of which more than 50% of the outstanding Voting Stock or other voting ownership interests are owned or controlled, directly or indirectly, by such Person either directly or through such Person’s Subsidiaries.  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means each Domestic Subsidiary in existence on the date of Closing and each Domestic Subsidiary that executes the applicable Note Documents pursuant to Section 18 of the Multiparty Guaranty.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Taxing Jurisdiction” is defined in Section 14.

“Title Company” means, collectively, one or more title insurance companies satisfactory to the Collateral Agent and the Required Holders.

“Uniform Commercial Code” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York (or, to the extent otherwise applicable, any other applicable jurisdiction).

“United States Dollars” and “US$” means lawful currency of the United States of America.

“Unrestricted Subsidiary” means each Subsidiary of the Parent Guarantor which is so designated by the Board of Directors of the Parent Guarantor; provided, however, that no such designation shall be effective unless (a) at the time of such designation, such Subsidiary does not own any shares of capital stock or Debt of the Parent Guarantor or any other Restricted Subsidiary which is not simultaneously being designated an Unrestricted Subsidiary, (b) immediately after giving effect to such designation, and after deducting from all covenant calculations made in respect of the immediately preceding four fiscal quarters the assets, liabilities, revenues and costs attributable to such Subsidiary (i) no Default or Event of Default would either occur and be continuing or would have occurred at any time during the immediately preceding four fiscal quarters; (ii) the Parent Guarantor would be permitted to make the investment in such Subsidiary resulting from such designation in compliance with Section 13(e)(vii) of the Multiparty Guaranty; and (iii) such designation is treated at the time of designation and at all times thereafter as a sale of assets for purposes of Section 13(b) of the Multiparty Guaranty and the Parent Guarantor would be permitted to make such asset sale in compliance with such Section.  Any Subsidiary which has been designated as an Unrestricted Subsidiary pursuant to the preceding sentence may, at any time thereafter, be redesignated as a Restricted Subsidiary by resolution of the Board of Directors of the Parent Guarantor (a certified copy of which shall promptly be delivered to each holder of the Notes) if, immediately after giving effect to such redesignation and all other simultaneous designations and redesignations, if any, of other Subsidiaries pursuant to this definition, no Default or Event of Default shall exist.  Any Subsidiary which has been redesignated as a Restricted Subsidiary as provided in the preceding sentence of this definition may not thereafter be designated or redesignated as an Unrestricted Subsidiary.  No (x) Domestic Subsidiary or (y) Foreign Subsidiary whose Capital Stock has been pledged by the Note Parties as Collateral hereunder may be, or may be designated as, an Unrestricted Subsidiary; provided, however, the Parent Guarantor may designate a Domestic Subsidiary as an Unrestricted Subsidiary if such designation is either made at the time of acquisition or formation of such Domestic Subsidiary.

Schedule B-10

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

Schedule B-11

SCHEDULE 5.8

USE OF PROCEEDS

A portion of the proceeds of the Notes will be distributed as a dividend from the Company to the Parent Guarantor on or prior to November 30, 2005.  The remaining balance of the proceeds of the Notes will be used for general corporate purposes.

Schedule 5.8-1

EXHIBIT 1

[FORM OF 4.245% SENIOR SECURED NOTE DUE 2012]

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN AN AMENDED AND RESTATED COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT THAT, AMONG OTHER THINGS, ESTABLISHES CERTAIN RIGHTS WITH RESPECT TO THE SECURITY FOR THIS NOTE AND THE SHARING OF PROCEEDS THEREOF WITH CERTAIN OTHER SECURED CREDITORS (AS DEFINED IN SUCH AGREEMENT).  AS A CONDITION TO TRANSFER, ANY TRANSFEREE OF A NOTE MUST BECOME A PARTY TO THE AMENDED AND RESTATED COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT.  COPIES OF SUCH AMENDED AND RESTATED COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT WILL BE FURNISHED TO ANY HOLDER OF THIS NOTE UPON REQUEST TO THE COMPANY.

AMERON (PTE) LTD.

4.245% SENIOR SECURED NOTE DUE NOVEMBER 25, 2012

No. R-[__]	[Date]
SGD[_______]	PPN: Y0102# AA 4

FOR VALUE RECEIVED, the undersigned, AMERON (PTE) LTD. (herein called the “Company”), a private company incorporated under the laws of Singapore, hereby promises to pay to [______________________], or registered assigns, the principal sum of [____________________] SINGAPORE DOLLARS on November 25, 2012 (or such amount thereof that remains outstanding), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 4.245% per annum from the date hereof, payable semiannually, on the 25th day of May and November in each year, commencing with the May 25th or November 25th next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 4.245% or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of Singapore at the principal office of the Company in such jurisdiction or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Secured Notes (herein called the “Notes”) issued pursuant to that certain Note Purchase Agreement, dated as of November 25, 2005 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement, (ii) to have become a party to the Collateral Agency and Intercreditor Agreement (as defined in the Note Purchase Agreement) and (iii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.  This Note is secured by the Collateral Documents and is guaranteed by the Parent Guarantor and the Subsidiary Guarantors pursuant to the Multiparty Guaranty.

Exhibit 1-1

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

AMERON (PTE) LTD.

By:
Name:
Title:

Exhibit 1-2

EXHIBIT 2(a)

FORM OF OPINION OF GENERAL COUNSEL FOR THE NOTE PARTIES

See attached

Exhibit 2(a) - 1

EXHIBIT 2(b)

FORM OF OPINION OF SPECIAL UNITED STATES COUNSEL
FOR THE NOTE PARTIES

See attached

Exhibit 2(b) - 1

EXHIBIT 2(c)

FORM OF OPINION OF SPECIAL SINGAPORE COUNSEL FOR THE COMPANY

See attached

Exhibit 2(c) - 1

EXHIBIT 2(d)

FORM OF OPINION OF SPECIAL HAWAIIAN COUNSEL
FOR ISLAND READY - MIX CONCRETE, INC.

See attached

Exhibit 2(d) - 1

EXHIBIT 3

FORM OF COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT

See attached

Exhibit 3 - 1

EXHIBIT 4

FORM OF MORTGAGE

See attached

Exhibit 4 - 1

EXHIBIT 5

FORM OF SECURITY AGREEMENT

See attached

Exhibit 5 - 1

EXHIBIT 6

FORM OF MULTIPARTY GUARANTY

See attached

Exhibit 6 - 1

January 24, 2007

Ameron International Corporation
245 South Los Robles Avenue
Pasadena, California  91101-3638

Re:  Multiparty Guaranty dated as of November 25, 2005

Ladies and Gentlemen:

Reference is made to the Multiparty Guaranty, dated as of November 25, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Multiparty Guaranty”), made by Ameron International Corporation, a Delaware corporation (the “Parent Guarantor”) and the Subsidiary Guarantors named therein in favor of the Beneficiaries named therein.  Capitalized terms not defined herein shall have the meanings given to such terms in the Multiparty Guaranty.

1.           Amendments to Multiparty Guaranty; Limited Consent.  Pursuant to the request of the Parent Guarantor and Section 16 of the Multiparty Guaranty, the undersigned holder of Notes agrees as follows:

1.1           Clause (A) of Section 13(b)(i) is amended and restated, as follows:

“(A)           any Restricted Subsidiary may merge with the Parent Guarantor or with any one or more wholly owned Restricted Subsidiaries so long as, in the case of any transaction involving the Parent Guarantor or a Subsidiary Guarantor (or a Person required to become a Subsidiary Guarantor), the Parent Guarantor or such Subsidiary Guarantor (or such Person required to become a Subsidiary Guarantor) shall be the continuing or surviving Person.”

1.2           Section 13(b)(i) is further amended to delete the “and” at the end of clause (D) thereof; to delete the period at the end of clause (E) thereof and replace such period with “; and”; and to insert a new clause (F) thereof, as follows:

“(F)           the Parent Guarantor may transfer all of the Capital Stock of the Company to Ameron Singapore Brazil Holdings Pte. Ltd., a wholly-owned Subsidiary of the Parent Guarantor.

1.3           Section 13(b)(iii) is amended to delete the language “clauses (B), (C) and (E)” and to replace such language with “clauses (B), (C), (E) and (F)”.

1.4           Notwithstanding anything to the contrary in Section 13(m) of the Multiparty Guaranty, the undersigned holder of Notes hereby consents to the Third Amendment to Credit Agreement, dated as of the date of this letter agreement, by and among the Parent Guarantor and the other parties thereto, in the form of Exhibit A to this letter agreement.

1.5           The amendments and consent set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (i) an amendment, waiver, release or other modification of any other terms or conditions of any of the Note Documents or any other agreement or document related to the Note Documents, or (ii) a consent to any future amendment, consent, waiver, release or other modification.  Except as expressly set forth in this letter agreement, each of the Note Documents and the other agreements and documents related to the Note Documents shall continue in full force and effect.

2.           Representations and Warranties. In order to induce the undersigned holder of Notes to enter into this letter agreement, the Parent Guarantor hereby represents, warrants and covenants that (i) each of the representations and warranties set forth in Section 9 of the Multiparty Guaranty is true, correct and complete, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true, correct and complete as of such earlier date, (ii) no Default or Event of Default is in existence, (iii) the Parent Guarantor and each Subsidiary Guarantor has taken all necessary action to duly authorize the execution, delivery and performance of this letter agreement, (iv) this letter agreement has been duly executed and delivered by the Parent Guarantor and each Subsidiary Guarantor, and this letter agreement (and the Multiparty Guaranty as modified hereby) constitute the Parent Guarantor’s and the Subsidiary Guarantors’ legal, valid and binding obligations, enforceable in accordance with their terms, except as such enforceability may be subject to (a) insolvency laws and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (v) no consent, approval, authorization or order of, or filing, registration or qualification with, any court of Governmental Authority or other third party is required in connection with the execution, delivery or performance by the Parent Guarantor or any Subsidiary Guarantor of this letter agreement.

3.           Other Agreements.  Within ninety (90) days of the effective date of this letter agreement (or such later date as the Required Holders shall determine in their reasonable discretion), the Parent Guarantor shall cause to be delivered to the Collateral Agent (with a copy thereof to the holder of Notes) a pledge agreement (or similar document) with respect to 65% of the Capital Stock of Ameron Singapore Brazil Holdings Pte. Ltd. governed by the laws of Singapore, together with a legal opinion of Singapore counsel for the Parent Guarantor, each in form and substance reasonably satisfactory to the Required Holders.

4.           Effectiveness.  The foregoing amendments and consent shall be effective, subject to the accuracy of the above representations and warranties, when:  (a) the holder of Notes shall have received (i) a fully executed and delivered counterpart of this letter agreement, (ii) a duly executed copy of the Third Amendment to Credit Agreement, dated as of the date of this letter agreement, by and among the Parent Guarantor and the other parties thereof, in the form of Exhibit A to this letter agreement; (b) none of the Parent Guarantor’s other lenders shall have received any compensation for providing any consents, waivers, amendments or other modifications in connection with the amendments and consent effected by this letter agreement; and (c) Bingham McCutchen LLP shall have received, by wire transfer of immediately available funds, payment of all its unpaid legal fees and disbursements as of the date hereof.

2

5.           Counterparts.  This letter agreement may be executed in one or more counterparts by the undersigned holder of Notes, the Parent Guarantor and the Subsidiary Guarantors and all such counterparts shall be read together as a single instrument.

6.           Governing Law.  This letter agreement shall be governed and construed in accordance with the laws of the State of New York.

[Signature pages follow.]

3

Sincerely,

The Prudential Insurance Company of America

By: /s/ Matt Douglass
Name: Matt Douglass
Title:    Vice President

4

Accepted and agreed to effective
the date first appearing above:

Ameron International Corporation

By: /s/ James R. McLaughlin
Name: James R. McLaughlin
Title: Sr. V.P. CFO & Treasurer

By: /s/ Gary Wagner
Name: Gary Wagner
Title: E.V.P. & Chief Operating Officer

Island Ready-Mix Concrete, Inc.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President

Centron International Inc.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President

American Pipe And Construction
International

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President

Contrad

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President & Treasurer

Amercoat Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President & Treasurer

5

Bondstrand Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President & Treasurer

Psx Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President & Treasurer

Ameron Composites, Inc.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President & Treasurer

Bolenco Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President

6

Exhibit A

June 28, 2006

Ameron (PTE) Ltd.
Ameron International Corporation
Each Subsidiary Guarantor that is a
signatory hereto
c/o Ameron International Corporation
245 South Los Robles Avenue
Pasadena, California  91101-3638

Re:  Note Purchase Agreement and Multiparty Guaranty, each dated as of November 25, 2005

Ladies and Gentlemen:

Reference is made to (i) the Note Purchase Agreement, dated as of November 25, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and between Ameron (PTE) Ltd., a private company incorporated under the laws of Singapore (the “Company” or “Ameron Singapore”), on the one hand, and the Purchasers named therein, on the other hand; and (ii) the Multiparty Guaranty, dated as of November 25, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Multiparty Guaranty”) by Ameron International Corporation, a Delaware corporation (the “Parent Guarantor” or “Ameron”), and each Subsidiary Guarantor in favor of the Beneficiaries.  Capitalized terms not defined herein shall have the meanings given to such terms in the Multiparty Guaranty.

1.           Background.  The Parent Guarantor, the Company and certain of their affiliates party thereto as sellers (collectively, the “Sellers”) propose to enter into a certain Asset Purchase Agreement, dated as of June 28, 2006 (the “Purchase Agreement”), with PPG Industries, Inc., a Pennsylvania corporation (the “Buyer”), whereby the Sellers will sell to the Buyer the Purchased Assets (as such term is defined in the Purchase Agreement) relating to the Sellers’ coatings and finishes business for a sales price of approximately $115 million, and license to the Buyer certain intellectual property (the “Coatings Asset Disposition”).  The Coatings Asset Disposition will not include the Excluded Assets (as such term is defined in the Purchase Agreement), which assets include, among others, certain real property of the Sellers identified as “Owned Property” on Schedule 2.2(j) of the Purchase Agreement (the “Retained Real Property”).  The Sellers intend to dispose of the Retained Real Property in one or more separate transactions within one year of the date hereof (collectively, the “Real Property Dispositions”).

2.           Limited Waivers and Authorization to Release Certain Liens.

(a)           Subject to the provisions of Section 5 hereof, the undersigned, constituting the Required Holders, hereby (i) waive (A) Section 13(g) of the Multiparty Guaranty to the extent such Section would be violated upon consummation of the Coatings Asset Disposition, and (B) any requirement of the Parent Guarantor and the Subsidiary Guarantors under the Multiparty Guaranty to (I) include any of the proceeds of the Coatings Asset Disposition and the Real Property Dispositions, or any one of them, in the calculation of the financial tests set forth in clause (x) and clause (y) of Section 13(b)(i) of the Multiparty Guaranty, or (II) deliver an Officer’s Certificate describing the use of proceeds from such dispositions, as contemplated by Section 13(b)(ii) of the Multiparty Guaranty, and (ii) authorize the Collateral Agent, upon consummation of the Coatings Asset Disposition or any Real Property Disposition, to release any of its Liens in or upon the assets comprising such disposition, as the case may be; provided, however, that (i) such waiver and authorization to release Liens relating to the Coatings Asset Disposition shall only be effective so long as such disposition is effected within 90 days of the date hereof, and (ii) such waiver and authorization to release Liens relating to the Real Property Dispositions shall only be effective so long as, and to the extent that, the Real Property Dispositions are effected within 365 days of the date hereof; and provided, further, that such waiver and authorization to release Liens relating to either the Coatings Asset Disposition or the Real Property Dispositions shall only be effective if (i) no Default or Event Default exists immediately prior to the consummation of the Coatings Asset Disposition or the applicable Real Property Disposition, as applicable, and after giving effect to such disposition, and (ii) neither the Bank Lenders under the Credit Agreement nor the holders of the notes under each of the other note purchase agreements shall be entitled to receive any amendment or similar fee as consideration for entering into the applicable consent or waiver relating to the Coatings Asset Disposition or any Real Property Disposition, as the case may be, unless the foregoing creditors and the holders of Notes under the Agreement are each offered an amendment or similar fee in proportion to the unpaid principal amount owing to such creditor at such time.

(b)           Subject to the provisions of Section 5 hereof, the undersigned, constituting the Required Holders, hereby waive any default that may have occurred under the Agreement in connection with the formation of certain Subsidiaries since November 25, 2005; provided, however, that such waiver shall only be effective so long as each relevant Note Party has fulfilled, no later than July 30, 2006, its obligations under Section 12(i) and Section 18 of the Multiparty Guaranty, as applicable, relating to the formation of such Subsidiaries.

(c)           The limited waivers and authorization to release certain liens set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (i) an amendment, waiver, release or other modification of any other terms or conditions of any of the Note Documents or any other agreement or document related to the Note Documents, or (ii) a consent to any future amendment, consent, waiver, release or other modification.  Except as expressly set forth in this letter agreement, each of the Note Documents and the other agreements and documents related to the Note Documents shall continue in full force and effect.

3.           Representations, Warranties and Covenants. In order to induce the undersigned Required Holders to enter into this letter agreement,

(a)           the Company hereby represents, warrants and covenants that (i) each of the representations and warranties set forth in Section 5 of the Agreement is true, correct and complete, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true, correct and complete as of such earlier date, and (ii) no Default or Event of Default is in existence; and

2

(b),           the Parent Guarantor hereby represents, warrants and covenants that (i) each of the representations and warranties set forth in Section 9 of the Multiparty Guaranty is true, correct and complete, except to the extent such representations and warranties expressly relate to (A) an earlier date, in which case such representations and warranties are true, correct and complete as of such earlier date, and (B) the information set forth on Schedule 9(d) of the Multiparty Guaranty, in which case such representations and warranties are true, correct and complete with respect to the information set forth on the revised Schedule 9(d) attached hereto as Exhibit A, and (ii) no Default or Event of Default is in existence.

4.           Reaffirmation of Multiparty Guaranty.  Each of the Parent Guarantor and the Subsidiary Guarantors hereby consents to the modification effected in this letter agreement and the transactions contemplated hereby, reaffirms its obligations under the Multiparty Guaranty and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations.  In addition, each of the Parent Guarantor and the Subsidiary Guarantors reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the Company’s obligations.

5.           Effectiveness.  The foregoing waiver shall be effective, subject to the accuracy of the above representations and warranties, when: (a) each of the undersigned shall have received (i) a fully executed and delivered counterpart of this letter agreement, (ii) evidence satisfactory to it that the Parent Guarantor and the Subsidiary Guarantors have entered into, or simultaneously herewith are entering into, a substantially similar consent or waiver with the requisite Bank Lenders under the Credit Agreement and the requisite holders of the notes under each of the other note purchase agreements, and none of the foregoing creditors shall be entitled to receive any amendment or similar fee as consideration for entering into the applicable consent or waiver; and (b) Bingham McCutchen LLP shall have received, by wire transfer of immediately available funds, payment of all its unpaid legal fees and disbursements as of the date hereof.  This waiver may be executed in one or more counterparts by the undersigned, the Company, the Parent Guarantor and the Subsidiary Guarantors and all such counterparts shall be read together as a single instrument.

[Signature pages follow.]

3

Sincerely,

The Prudential Insurance Company of America

By: /s/ Matt Douglass
Name: Matt Douglass
Title:   Vice President

4

Accepted and agreed to effective
the date first appearing above:

The Company:

Ameron (PTE) Ltd.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President & Treasurer

The Parent Guarantor:

Ameron International Corporation

By: /s/ James R. McLaughlin
Name: James R. McLaughlin
Title: Sr. V.P. CFO & Treasurer

By: /s/ Gary Wagner
Name: Gary Wagner
Title: E.V.P. & Chief Operating Officer
_________________________________________

The Subsidiary Guarantors:

Island Ready-Mix Concrete, Inc.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President

Centron International Inc.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President

5

American Pipe And Construction
International

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President & Treasurer

Contrad

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President & Treasurer

Amercoat Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President & Treasurer

Bondstrand Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President & Treasurer

Psx Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President & Treasurer

Ameron Composites, Inc.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President & Treasurer

Bolenco Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President

6

Exhibit A